 Filed Pursuant to Rule 424(b)(3)

Registration No. 333-190956

 Prospectus Supplement No. 6

(to Prospectus dated October 8, 2013)

MAGNUM HUNTER RESOURCES CORPORATION

Offer to Exchange $600,000,000 Registered 9.750% Senior Notes due 2020 and Related Guarantees

for

$600,000,000 Outstanding 9.750% Senior Notes due 2020 and Related Guarantees

This Prospectus Supplement No. 6, dated January 17, 2014 (this “Supplement”), is being filed to update, amend and supplement the information previously included in our prospectus, dated October 8, 2013 (the “Prospectus”), as supplemented by Prospectus Supplement No. 1 dated November 12, 2013, Prospectus Supplement No. 2 dated November 27, 2013, Prospectus Supplement No. 3 dated December 12, 2013, Prospectus Supplement No. 4 dated December 19, 2013 and Prospectus Supplement No. 5 dated January 6, 2014, with the information contained in the Form 8-K filed with the Securities and Exchange Commission on January 14, 2014 (the “Form 8-K”). Any other documents, exhibits or information contained in the Form 8-K that have been deemed furnished and not filed pursuant to General Instruction B.2 of Form 8-K or otherwise in accordance with SEC rules shall not be included in this Supplement. We have attached the Form 8-K to this Supplement. This Supplement is not complete without, and may not be delivered or used except in connection with, the Prospectus, including all amendments and supplements thereto.

We urge you to carefully review the “Risk Factors” beginning on page 8 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

__________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

___________

Date of Report (Date of earliest event reported):

January 13, 2014 (January 10, 2014)

  __________

MAGNUM HUNTER RESOURCES CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-32997 (Commission File Number)	86-0879278 (I.R.S. Employer Identification Number)

777 Post Oak Boulevard, Suite 650

Houston, Texas 77056

(Address of principal executive offices, including zip code)

(832) 369-6986

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 10, 2014, Magnum Hunter Resources Corporation (the “Company”) and certain of its subsidiaries (collectively with the Company, “Magnum Hunter”) entered into an Omnibus Settlement Agreement and Release dated January 9, 2014 (the “Settlement Agreement”) with Seminole Energy Services, L.L.C. and certain of its affiliates (collectively, “Seminole”; together with Magnum Hunter, the “Parties”). The Settlement Agreement sets forth the terms of settlement of the following pending legal proceedings: (i) Magnum Hunter Production, Inc. and Eureka Hunter Pipeline, LLC v. Seminole Energy Services, L.L.C., and Seminole Gas Company, L.L.C., brought under the Federal Arbitration Act; (ii) Magnum Hunter Production, Inc., f/k/a NGAS Production Co. v. Seminole Murphy Liquids Terminal, L.L.C., Civil Action No. 12-CI-2838, in the Fayette Circuit Court, Division 9, Commonwealth of Kentucky; (iii) Magnum Hunter Production, Inc. v. Seminole Energy Services, L.L.C., Cause No. 2012-44241, in the 190th Judicial District of Harris County, Texas; and (iv) Seminole Energy Services, L.L.C. and Seminole Gas Company, L.L.C. v. Magnum Hunter Resources Corporation and NGAS Resources, Inc., Case No. CJ-2013-01420, in the District Court of Tulsa County, Oklahoma.

The disputes underlying these legal proceedings generally related to: (i) a cryogenic natural gas processing plant jointly owned by one of the Magnum Hunter Parties and one of the Seminole Parties, located in the vicinity of Rogersville, Tennessee (the “Rogersville Plant”); (ii) a natural gas liquids storage and rail terminal located near the Rogersville Plant owned by one of the Seminole Parties, which terminal receives natural gas liquids production from the Rogersville Plant; (iii) the marketing by one of the Seminole Parties of the residue natural gas of one of the Magnum Hunter Parties produced from the Rogersville Plant; and (iv) certain contractual horizontal well drilling obligations of the Company in the Appalachian Basin owed to Seminole, the natural gas production from which Magnum Hunter wells would be (a) gathered by a natural gas gathering system located in southeastern Kentucky, northeastern Tennessee and western Virginia (the “Stone Mountain Gathering System”) owned by two of the Seminole Parties and (b) processed at the Rogersville Plant.

In connection with and pursuant to the terms of the Settlement Agreement, (i) Magnum Hunter and Seminole have agreed to release and discharge each other from all claims and causes of action alleged in, arising from or related to such legal proceedings, (ii) the Parties agreed to terminate certain existing agreements among two or more of the Parties, which termination was effective immediately prior to year-end on December 31, 2013, (iii) the Parties agreed to amend certain existing agreements among two or more of the Parties, which amendments were effective immediately prior to year-end on December 31, 2013, and (iv) two or more of the Parties entered into certain new, related agreements effective immediately prior to year-end on December 31, 2013 (the “New Agreements”).

By terminating and amending such agreements and entering into the New Agreements, the Parties restructured their existing agreements, which restructuring included the following: (i) Magnum Hunter obtained a reduction in the gas gathering rates Magnum Hunter will pay for the natural gas production owned or controlled by Magnum Hunter which is gathered on the Stone Mountain Gathering System; (ii) the Parties agreed to construct an enhancement of the Rogersville Plant designed to recover less ethane and more propane from the natural gas delivered to and processed at the Rogersville Plant (and to credit Magnum Hunter for certain costs of the enhancement otherwise payable by it as part owner of the plant, in exchange for certain contract rights of Magnum Hunter assigned by Magnum Hunter to Seminole and based on certain other terms of the restructuring); (iii) the Parties agreed to reduce and extend Magnum Hunter’s contractual horizontal well drilling obligations owed to Seminole referred to above; (iv) the Parties agreed to modify (a) the natural gas processing rates Magnum Hunter will pay for processing gas at the Rogersville Plant, (b) the allocation to Magnum Hunter of natural gas liquids recovered from gas processed at the Rogersville Plant, (c) the allocation to Magnum Hunter of the costs of blend stock necessary to blend with the natural gas liquids produced from the Rogersville Plant for purposes of transportation of the natural gas liquids to fractionators and (d) certain deductions to the natural gas liquids purchase price Magnum Hunter will pay for the purchase by Seminole of Magnum Hunter’s natural gas liquids produced from the Rogersville Plant; and (v) Seminole sold to Magnum Hunter Seminole’s 50% interest in a natural gas gathering trunk line and treatment facility located in southwestern Muhlenberg County, Kentucky, which had previously been owned equally by Seminole and Magnum Hunter.

As a result of the restructuring effected by the Settlement Agreement, Magnum Hunter expects to realize operational savings estimated at approximately $250,000 per month, certain components of which savings would occur over time, depending on the implementation timing or completion of certain of the benefits provided to Magnum Hunter

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by the restructuring. In addition, as a result of the restructuring, as of December 31, 2013, the Company has realized an estimated increase of approximately 18% in the present value, discounted at 10%, of the projected future cash flows, before income taxes, of that portion of Magnum Hunter’s estimated total proved reserves attributable to its oil and gas properties in the Appalachian Basin affected by the restructuring, compared to such previously estimated present value as of December 31, 2013, which was calculated without taking into account the effects of such restructuring. These present value estimates are based on the Company’s internal calculations.

The foregoing summary of the Settlement Agreement does not purport to be complete and is subject to and qualified in its entirety by the text of the Settlement Agreement, which is attached as Exhibit 10.1 and incorporated herein by reference.

Forward Looking Statements

This report includes “forward-looking statements.” All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect operations, financial performance, and other factors as discussed in filings made by the Company with the Securities and Exchange Commission (“SEC”). Among the factors that could cause results to differ materially are those risks discussed in the periodic reports filed by the Company with the SEC, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and its Quarterly Reports on Form 10-Q for the fiscal quarters ended after such fiscal year. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.” Forward-looking statements speak only as of the date of the document in which they are contained, and the Company does not undertake any duty to update any forward-looking statements except as may be required by law.

(d)	Exhibits

Exhibit No.	Description
10.1	Omnibus Settlement Agreement and Release, dated as of January 9, 2014, by and among Magnum Hunter Resources Corporation, a Delaware corporation, Magnum Hunter Production, Inc., a Kentucky corporation, formerly known as NGAS Production Co., which in turn was formerly known as Daugherty Petroleum, Inc., Eureka Hunter Pipeline, LLC, a Delaware limited liability company, Seminole Energy Services, L.L.C., an Oklahoma limited liability company, Seminole Gas Company, L.L.C., an Oklahoma limited liability company, Seminole Murphy Liquids Terminal, L.L.C., a Tennessee limited liability company, NGAS Gathering II, LLC, a Kentucky limited liability company, and NGAS Gathering, LLC, a Kentucky limited liability company.*

*The exhibits to the Omnibus Settlement Agreement and Release have been omitted. The Company hereby undertakes to furnish supplementally a copy of any omitted exhibit to such agreement to the Securities and Exchange Commission upon request.

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SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGNUM HUNTER RESOURCES CORPORATION

Date: January 13, 2014SS	/s/ Gary C. Evans
Gary C. Evans,
Chairman and Chief Executive Officer

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EXHIBIT INDEX

Exhibit No.	Description
10.1	Omnibus Settlement Agreement and Release, dated as of January 9, 2014, by and among Magnum Hunter Resources Corporation, a Delaware corporation, Magnum Hunter Production, Inc., a Kentucky corporation, formerly known as NGAS Production Co., which in turn was formerly known as Daugherty Petroleum, Inc., Eureka Hunter Pipeline, LLC, a Delaware limited liability company, Seminole Energy Services, L.L.C., an Oklahoma limited liability company, Seminole Gas Company, L.L.C., an Oklahoma limited liability company, Seminole Murphy Liquids Terminal, L.L.C., a Tennessee limited liability company, NGAS Gathering II, LLC, a Kentucky limited liability company, and NGAS Gathering, LLC, a Kentucky limited liability company.*

*The exhibits to the Omnibus Settlement Agreement and Release have been omitted. The Company hereby undertakes to furnish supplementally a copy of any omitted exhibit to such agreement to the Securities and Exchange Commission upon request.

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Exhibit 10.1

Execution Version

OMNIBUS SETTLEMENT AGREEMENT AND RELEASE

This Omnibus Settlement Agreement and Release (“Agreement”) is entered into as of the 9th day of January, 2014 (the “Execution Date”), by and among Magnum Hunter Resources Corporation, a Delaware corporation (“MHR”), Magnum Hunter Production, Inc., a Kentucky corporation, formerly known as NGAS Production Co., which in turn was formerly known as Daugherty Petroleum, Inc. (“MHP”), Eureka Hunter Pipeline, LLC, a Delaware limited liability company (“EHP”), Seminole Energy Services, L.L.C., an Oklahoma limited liability company (“SES”), Seminole Gas Company, L.L.C., an Oklahoma limited liability company (“SGC”), Seminole Murphy Liquids Terminal, L.L.C., a Tennessee limited liability company (“SMLT”), NGAS Gathering II, LLC, a Kentucky limited liability company (“NG-II”), and NGAS Gathering, LLC, a Kentucky limited liability company (“NG-I”).  Collectively, MHR, MHP and EHP may be referred to herein as the “Magnum Hunter Entities”.  Collectively, SES, SGC, SMLT, NG-I and NG-II may be referred to herein as the “Seminole Entities”. Each of the entities executing this Agreement may be referred to herein as a “Party”, and collectively they may be referred to herein as the “Parties”.

RECITALS

A.           WHEREAS, certain Parties are currently involved in four legal proceedings (the “Legal Proceedings”) pending in four different fora as more fully described below (the Parties to the Legal Proceedings being the “Litigant Parties”):

1.           Magnum Hunter Production, Inc. and Eureka Hunter Pipeline, LLC v. Seminole Energy Services, L.L.C., and Seminole Gas Company, L.L.C.; brought under the Federal Arbitration Act (the “Tulsa Arbitration”);

2.           Magnum Hunter Production, Inc., f/k/a NGAS Production Co. v. Seminole Murphy Liquids Terminal, L.L.C., Civil Action No. 12-CI-2838; in the Fayette Circuit Court, Division 9, Commonwealth of Kentucky (the “Kentucky Lawsuit”);

3.           Magnum Hunter Production, Inc. v. Seminole Energy Services, L.L.C., Cause No. 2012-44241; in the 190th Judicial District of Harris County, Texas (the “Houston Lawsuit”);

4.           Seminole Energy Services, L.L.C. and Seminole Gas Company, L.L.C. v. Magnum Hunter Resources Corporation and NGAS Resources, Inc., Case No. CJ-2013-01420; in the District Court of Tulsa County, State of Oklahoma (the “Tulsa Lawsuit”); and

B.           WHEREAS, the Litigant Parties have asserted positions and claims in the Legal Proceedings which are contested and subject to proof thereof; and

C.           WHEREAS, each of the Parties has agreed it is in its best interest of the Parties for the Litigant Parties to settle and compromise all claims alleged in the Legal Proceedings or arising from or relating to the matters, facts, allegations, or assertions at issue in the Legal Proceedings and have accordingly entered into this Agreement; and

D.           WHEREAS, in connection with this Agreement, the Parties desire to terminate certain existing agreements as set forth herein; and

E.           WHEREAS, in connection with this Agreement, the Parties desire to enter into additional agreements and amendments to existing agreements as set forth herein and attached hereto.

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NOW, THEREFORE, subject to the terms and conditions of this Agreement, and in consideration of the mutual promises and covenants stated herein and the recitals set forth above, and in light of other good and valuable consideration to the Parties, the sufficiency and receipt of which is hereby acknowledged, the Parties agree as follows:

TERMS OF THE AGREEMENT

1.              Consideration.

1.1           Termination – Effective as of 11:59 p.m. (Central Standard Time) on December 31, 2013, the following agreements shall immediately terminate and be of no further force or effect:

(a)           the Gas Gathering Agreement currently between NG-II, SGC and SES dated effective July 15, 2009, as amended by the First Amendment thereto dated as of January 9, 2010, as amended by the Second Amendment thereto dated as of March 10, 2011, shall immediately terminate and be of no further force and effect; provided, however, that all payment obligations under such agreement that accrued before 11:59 p.m. (Central Standard Time) on December 31, 2013 shall continue to survive until fully performed;

(b)           the Joint Ownership Agreement (Olive Grove Natural Gas Gathering Trunk Line & Treatment Facility) currently between MHP and SGC dated as of August 12, 2008;

(c)           the Olive Grove Gas Gathering and Treatment Agreement currently between MHP, as “Producer,” SGC and MHP, as “Owners,” and SES, as “Manager,” dated July 1, 2008, as amended by that certain First Amendment to Olive Grove Gas Gathering and Treatment Agreement dated as of July 27, 2012,

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by and among MHP, as “Producer,” SGC and MHP, as “Owners,” and SES, as “Manager;”

(d)          the SES Operating and Maintenance Agreement (NGAS/Seminole Gathering System) currently between SGC, NG-II and SES dated July 15, 2009, as amended by the First Amendment thereto dated as of March 10, 2011; and

(e)          the DPI Operating and Maintenance Agreement (NGAS/Seminole Gathering System) currently between SES and MHP dated as of July 15, 2009, as amended by the First Amendment thereto dated as of March 10, 2011.

1.2           Definitive Agreements – Concurrently with the execution of this Agreement and in furtherance of the agreements contemplated hereunder, the following agreements have been executed and delivered (collectively, the “Definitive Agreements”):

(a)          SGC and MHP executed the Asset Purchase Agreement (Olive Grove) attached hereto as Exhibit A, which sets forth the terms and conditions upon which SGC will sell to MHP, and MHP will purchase from SGC, SGC’s interest in the Olive Grove natural gas treatment facility and gathering trunk line;

(b)           MHP, SGC and NG-II executed the Gas Gathering Agreement attached hereto as Exhibit B (the “Gas Gathering Agreement”), which sets forth the terms and conditions upon which SGC and NG-II will provide MHP gas gathering services on a natural gas gathering system in southeastern Kentucky, eastern Tennessee and western Virginia (the “Stone Mountain Gathering System”);

(c)           SGC, NG-II and MHP executed the MHP Operating and Maintenance Agreement (NNG/SGC Gathering System) attached hereto as

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Exhibit C (the “MHP Operating and Maintenance Agreement”), which sets forth the terms and conditions upon which MHP will operate and maintain the Stone Mountain Gathering System on behalf of SGC and NG-II;

(d)           EHP, SES and SGC executed the First Amendment to Joint Ownership Agreement attached hereto as Exhibit D, regarding the ownership and operation of the cryogenic natural gas processing plant in the vicinity of Rogersville, Tennessee (the “Rogersville Plant”);

(e)           EHP, SGC, SES, and MHP executed the First Amendment to Gas Processing Agreement attached hereto as Exhibit E, regarding the provision of natural gas processing services at the Rogersville Plant;

(f)           MHP and SMLT executed the Second Amendment to Base Contract for Sale and Purchase of Natural Gas Liquids &/or Condensate and Transaction Confirmation attached hereto as Exhibit F, regarding the sale of natural gas liquids by MHP to SMLT;

(g)           SES and MHP executed the Second Amendment to Base Contract for Sale and Purchase of Natural Gas attached hereto as Exhibit G, which sets forth the terms and conditions on which SES will purchase natural gas from MHP;

(h)           MHP and SGC executed the Asset Purchase Agreement (SMLT Credit Distribution) attached hereto as  Exhibit H, which sets forth the terms and conditions upon which SGC will purchase from MHP, and MHP will sell to SGC, certain rights under the Base Contract for Sale and Purchase of Natural Gas

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Liquids &/or Condensate dated January 2, 2008, currently between SMLT and MHP (as amended, the “SMLT Base Contract”);

(i)             SES, SGC, NG-II, EHP, SMLT and MHP executed the Second Amendment to  Master Netting and Setoff Agreement attached hereto as Exhibit I, which nets amounts owed by one or more of such Parties to one or more of the other Parties under certain agreements; and

(j)           the Litigant Parties executed the documents attached hereto as Exhibits J1-4 (the “Legal Proceedings Dismissal Documentation”).

           1.3           Legal Proceedings Dismissal Documentation – Not more than five (5) business days after the Execution Date, each of the Litigant Parties shall cause to be filed with the arbitrator in the Tulsa Arbitration, and with the courts in the Kentucky Lawsuit, the Houston Lawsuit and the Tulsa Lawsuit, the Legal Proceedings Dismissal Documentation.

1.4           Drilling Commitment –

(a)           Upon execution of the Definitive Agreements, the Magnum Hunter Entities’ sole remaining drilling commitment under the Omnibus Agreement dated March 10, 2011, by and between SES, SGC, NG-II, MHR, MHP (as successor in interest to NGAS Production Co.), NG-I and NGAS Resources, Inc. (the “2011 Omnibus Agreement”) will require that MHP drill and complete four (4) Devonian (either Huron or Cleveland formation) horizontal gas wells capable of producing hydrocarbons (each, a “Devonian Well”) by the end of June 30, 2014 (such commitment being the “New Drilling Commitment” and such date being the “Commitment Date”).  The Parties to the 2011 Omnibus Agreement agree that the New Drilling Commitment effectively modifies the 2012 drilling

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commitment under the 2011 Omnibus Agreement from a $20 million commitment for 2012 to a $10.5 million commitment for 2012, 2013 and that portion of 2014 occurring before the day after the Commitment Date.  The Seminole Entities agree that, to date, three wells at a cost of $1.5 million per well have already been drilled and completed pursuant to the New Drilling Commitment.  Costs attributable to the four Devonian Wells to be drilled and completed and capable of producing hydrocarbons by the end of the Commitment Date will be applied to the New Drilling Commitment at a credit of $1.5 million per well, thus accounting for the remainder of the $10.5 million required under the New Drilling Commitment.

(b)           MHP shall pay SES, by wire transfer of immediately available funds, an amount equal to Two Hundred Twenty-Five Thousand Dollars ($225,000) (being equal to the product of fifteen percent (15%) multiplied by $1.5 million) for each Devonian Well that has not been drilled and completed by MHP and is not capable of producing hydrocarbons by the end of the Commitment Date.

(c)           Except as set forth in Paragraphs 1.4(a) and (b), none of the Magnum Hunter Entities owe any further obligations under Section 6 of the 2011 Omnibus Agreement.

1.5           Other Consideration – Concurrently with the execution of this Agreement, (a) MHP shall have returned to SES the expired check tendered by SES to MHP on October 9, 2012 for $102,438.37 (Check No. 0935466), (b) SES shall have paid to MHP, by wire transfer in immediately available funds to the account specified in Exhibit K, the amount of

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$102,438.37, and (c) SGC shall have paid to MHP, by wire transfer in immediately available funds to the account specified in Exhibit K, the amount of $13,689, representing MHP’s share of the total CPI adjustment that SES, as “Manager” of the Rogersville Plant, was entitled to charge Chesapeake (as defined in Paragraph 3.2(f)) under the Chesapeake GPA (as defined in Paragraph 3.2(f)) and Forexco (as defined in Paragraph 3.2(f)) under the Forexco GPA (as defined in Paragraph 3.2(f)) for processing fees for the period from January 2012 through March 2013.

2.            Mutual Release.

2.1           The Parties hereby mutually release and forever discharge each other Party, and their respective predecessors, successors, assigns, owners, parents, affiliates, divisions, agents, officers, directors, employees, insurers, and attorneys from any and all claims or causes of action (a) alleged in the Legal Proceedings, (b) arising from or relating to the facts at issue in the Legal Proceedings, or (c) that could have been alleged or asserted in the Legal Proceedings arising from or relating to the facts at issue in the Legal Proceedings (collectively, “Claims”).  THIS IS A FULL AND COMPLETE RELEASE OF ALL THE FOREGOING DEFINED CLAIMS PROVIDED THAT, FOR THE AVOIDANCE OF DOUBT, NOTHING HEREIN SHALL BE DEEMED TO RELEASE A PARTY FOR CLAIMS (AS THAT TERM IS GIVEN ITS ORDINARY MEANING, AND NOT AS DEFINED ABOVE) TO ENFORCE THE TERMS OF THIS AGREEMENT.

2.2           The Parties acknowledge the receipt and sufficiency of the consideration set forth in Article 1 by signing this Agreement and entering into the Definitive Agreements.  The Parties expressly waive and assume the risk of all Claims which exist as of the Execution Date, but of which they do not know or suspect to exist, whether through ignorance, oversight, error, negligence, or otherwise, and which, if known, would materially affect their decision to

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enter into this Agreement or the Definitive Agreements, and waive any rights they have under any statute or common law principle that may affect such a release.  The Parties further acknowledge that they have accepted the consideration set forth in Article 1 or as otherwise contemplated in the Definitive Agreements as a complete compromise of all Claims, which Claims involve disputed issues of law and fact, and assume the risk that the facts or law may be other than they believe.

2.3           Notwithstanding the provisions of Paragraphs 2.1 and 2.2 above, the Parties agree they are not waiving any rights or claims that any of them may have to enforce the terms of this Agreement.

3.            Representations and Warranties.

3.1           By the Magnum Hunter Entities.          Each of the Magnum Hunter Entities represents and warrants, as to itself, to the Seminole Entities that (a) it has full power, authority and legal right to execute and deliver this Agreement and any other instruments or documents contemplated hereby to be executed by it and to consummate the transactions contemplated hereby; (b) this Agreement has been duly executed and delivered by such entity and constitutes the legal, valid and binding obligation of such entity, enforceable against such entity in accordance with the terms hereof except as may be limited by law; (c) except for the approval of the arbitrator in the Tulsa Arbitration and the courts in each of the Kentucky Lawsuit, the Houston Lawsuit and the Tulsa Lawsuit, to dismiss each of the Legal Proceedings with prejudice as contemplated by Paragraph 1.3 above, no further consent, approval or other action of any court or third party is required to be obtained by such entity in connection with the transactions contemplated in this Agreement; (d) it has not sold, assigned or transferred any claims it may have against any or all of the Seminole Entities or any of their successors, assigns, owners,

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parents, affiliates, divisions, agents, officers, directors, employees, insurers or attorneys with respect to the matters released by this Agreement; and (e) except to the extent necessary to enforce the terms of this Agreement, it will not at any time hereafter file any complaints, demands, claims, or lawsuits against the Seminole Entities or any of their successors, assigns, owners, parents, affiliates, divisions, agents, officers, directors, employees, insurers, or attorneys with any government agency or any court or under any arbitration act or provision or with any arbitration association with respect to the matters released by this Agreement.

3.2           By the Seminole Entities.          Each of the Seminole Entities represents and warrants, as to itself, to the Magnum Hunter Entities as follows:

(a)           it has full power, authority and legal right to execute and deliver this Agreement and any other instruments or documents contemplated hereby to be executed by it and to consummate the transactions contemplated hereby;

(b)           this Agreement has been duly executed and delivered by such entity and constitutes the legal, valid and binding obligation of such entity, enforceable against such entity in accordance with the terms hereof except as may be limited by law;

(c)           except for the approval of the arbitrator in the Tulsa Arbitration and the courts in each of the Kentucky Lawsuit, the Houston Lawsuit and the Tulsa Lawsuit, to dismiss each of the Legal Proceedings with prejudice as contemplated by Paragraph 1.3 above, no further consent, approval or other action of any court or third party is required to be obtained by such entity in connection with the transactions contemplated in this Agreement;

(d)           it has not sold, assigned or transferred any claims it may have against any or all of the Magnum Hunter Entities or any of their successors, assigns,

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owners, parents, affiliates, divisions, agents, officers, directors, employees, insurers or attorneys with respect to the matters released by this Agreement;

(e)           except to the extent necessary to enforce the terms of this Agreement, it will not at any time hereafter file any complaints, demands, claims, or lawsuits against the Magnum Hunter Entities or any of their successors, assigns, owners, parents, affiliates, divisions, agents, officers, directors, employees, insurers, or attorneys with any government agency or any court or under any arbitration act or provision or with any arbitration association with respect to the matters released by this Agreement;

(f)           except with respect to (i) the Natural Gas Processing Agreement (Rogersville Cryogenic Processing Plant) entered into by and between SGC, SES and Chesapeake Appalachia, LLC (“Chesapeake”) dated April 1, 2011, as amended by that certain First Amendment to Natural Gas Processing Agreement dated June 12, 2013, by and between Chesapeake and SES (such Natural Gas Processing Agreement as so amended by such First Amendment to Natural Gas Processing Agreement being the “Chesapeake GPA”), (ii) the Natural Gas Processing Agreement (Rogersville Cryogenic Processing Plant) entered into by and between Forexco, Inc. (“Forexco”), SGC and SES dated April 1, 2011, as amended by that certain Letter Agreement dated May 14, 2013, by and between Forexco and SGC (such Natural Gas Processing Agreement as so amended by such Letter Agreement being the “Forexco GPA”),  (iii) the Natural Gas Processing Agreement (Rogersville Cryogenic Processing Plant) by and between Seminole Energy Services, LLC (Mid Atlantic), SES and SGC dated June 1, 2011, as amended by that certain Letter Agreement dated May 14, 2013, by and between SES and SGC, and (iv) the Gas Processing Agreement currently between MHP, as “Producer,”

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SGC and EHP, as “Owners,” and SES, as “Manager,” dated September 14, 2007, as amended by that certain First Amendment to Gas Processing Agreement dated of even date herewith by and between SGC, EHP, MHP and SES, there are no processing agreements relating to or affecting the Rogersville Plant; and

(g)           it has delivered to the Magnum Hunter Entities a true and correct copy of each agreement referenced in Paragraph 3.2(f) above, together with all amendments and modifications thereto.

4.            Miscellaneous Provisions.

4.1           Integration.          This Agreement contains and constitutes the full and entire agreement between and among the Parties and supersedes all prior agreements, negotiations and understandings between and among the Parties relating to the subject matter hereof, whether written or oral.  Except as otherwise specifically provided in this Agreement, no change, amendment, modification, waiver or addition to this Agreement shall be valid unless made in writing and signed by or on behalf of each of the Parties.

4.2           Severability of Provisions.          If any term of this Agreement is to any extent held invalid or unenforceable by a final and non-appealable order of a court of competent jurisdiction, the remainder of this Agreement shall not be affected thereby, and each of the terms and provisions of this Agreement shall be valid and enforced to the fullest extent permitted by law.

4.3           Headings and Neutral Terms.          The headings and subheadings contained in this Agreement are used solely for convenience and do not constitute a part of this Agreement between the Parties and shall not be used to construe or interpret the provisions of this Agreement.  In all references herein to any Parties, persons, entities or corporations, the

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use of any particular gender or the plural or singular number is intended to include the appropriate gender or number as the text of this Agreement may require.

4.4           Counterpart Execution.          This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.  A facsimile or electronic signature on this Agreement shall have the same force and effect as an original signature thereto.  This Agreement shall be binding and enforceable upon signature and delivery by all Parties of signed counterparts, regardless of whether delivery is effected by delivery of original, facsimile or electronic signatures.

4.5           Contractual Intent.          This Agreement and the transactions contemplated hereby are contractual and not merely recitals, and this Agreement is not executed in reliance upon any other statement or representation, or for any other consideration except those which are expressly made herein.  The Magnum Hunter Entities and the Seminole Entities are fully informed of and acquainted with the contents of this Agreement and have full knowledge and appreciation of its meaning and effect and agree and acknowledge that it is executed for legally sufficient and adequate consideration.  The Parties acknowledge that each of them received the advice of counsel prior to signing this Agreement, and their decision to sign this Agreement was their free and voluntary act.

4.6           Negotiation of the Agreements.          All of the Parties and their counsel have had the opportunity to participate in the drafting and revision of this Agreement.  Therefore, the recitals and agreements contained herein and transactions contemplated hereby shall not be construed in favor of or against any Party, but shall be construed as if all Parties prepared this Agreement.

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4.7           Assignment; Binding Effect.          No Party shall assign or otherwise transfer all or any part of this Agreement or delegate all or any part of its rights or obligations hereunder without the prior written consent of each other Party and any assignment, transfer or delegation made without such consent shall be void and of no force and effect; provided, however, each Party shall have the right, without consent of the other Parties, to assign, transfer  or delegate all or any part of its rights or obligations under Paragraph 1.4 to a purchaser or purchasers of all or substantially all of the assets or business of such Party.  Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

4.8           Remedies Upon Breach.          If one Party to this Agreement has performed all of its obligations hereunder (the “Non-Breaching Party”), and another Party has failed to perform all of its obligations hereunder, then the Non-Breaching Party may, at its election, seek remedies as set forth in Paragraph 4.11 below.

4.9           No Admission of Liability; No Adverse Effect Upon the Action.          It is expressly understood and agreed by the Magnum Hunter Entities and the Seminole Entities that nothing herein is, shall be construed to be, or may be used to prove, an admission of any factual recital or of any liability asserted either herein or in any of the Legal Proceedings.

4.10           Governing Law; Construction.          This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to the conflicts of law rules thereof.

4.11           Resolution of Breach.          In the event of a dispute arising between the Parties to this Agreement, including with respect to the breach of any terms of this Agreement, such dispute will be resolved by arbitration in Houston, Texas by a single

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arbitrator, who, if available and without conflict, shall be Michael J. Wozniak or, if such person is not available or has a conflict, then an arbitrator mutually acceptable to the Parties or, if no such agreement can be reached, then an arbitrator selected pursuant to the rules of the American Arbitration Association.  The non-prevailing Parties in any such arbitration shall pay to each prevailing party the reasonable legal fees and expenses incurred by such prevailing party in connection with prosecuting or defending such arbitration.

4.12           Attorney Fees, Costs and Expenses.          Except as otherwise provided by Paragraph 4.11 above, the Parties shall each be responsible for and shall pay for all of their own respective attorney fees, costs and expenses, if any, incurred by or on behalf of each such Party in or in relation to (i) the Legal Proceedings, (ii) any actions, matters or issues between the Parties incident or related to the Legal Proceedings or (iii) the negotiation, execution and delivery of this Agreement or the Definitive Agreements.

5.           Confidentiality.          No Party shall disclose directly or indirectly without the prior written consent of each other Party the terms and conditions of this Agreement or any of the facts, circumstances or allegations relating to or regarding the Legal Proceedings (“Confidential Information”) to any person or entity; provided, however, that any Party may disclose such terms, conditions, facts, circumstances or allegations to the extent (a) the same is in the public domain through no action of such Party or its affiliate or (b) a Party is required by any governmental authority (including any regulatory or supervisory authority or any quasi-governmental or private body that exercises regulatory or taxing authority) or any applicable law (including judgments, decisions and awards of any governmental authority or any disclosures that are required to be made by a Party pursuant to the rules and regulations of the United States Securities and Exchange Commission or any stock exchange on which the stock

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of such Party (or any affiliate of such Party) is listed).  Notwithstanding the foregoing, a Party may disclose Confidential Information (i) to such Party’s affiliates, owners, shareholders, directors, officers, managers, employees, advisors, counsel, lenders, financial consultants, insurers, accountants, underwriters, agents and representatives, in each case limited to the extent necessary; (ii) to prospective purchasers of all or substantially all of the (a) direct or indirect equity interests in a Party or (b) assets or business of such Party, provided, each such prospective purchaser agrees to be bound by and subject to substantially equivalent terms of confidentiality as set forth herein; (iii) to any governmental authority to the extent necessary to enforce this Agreement; and (iv) to an arbitrator pursuant to Paragraph 4.11 above in connection with any dispute arising between the Parties.

In the event that any Party becomes the subject of a subpoena or other legal process by which disclosure of the Confidential Information is sought, then the Party subject to the subpoena or other legal process shall, to the extent legally permissible, (a) take immediate and diligent steps to provide a full, complete copy of the subpoena or other legal process to all other Parties and (b) only disclose that portion of the Confidential Information that is required to be disclosed and use reasonable commercial efforts to ensure further confidential treatment of the Confidential Information so disclosed.

Notwithstanding the foregoing, (i) the Parties are free to state that the Legal Proceedings were settled by agreement upon terms to be held strictly confidential and (ii) the Parties agree that disclosure of any of the terms and conditions of any of the Definitive Agreements shall be exclusively governed by the confidentiality restrictions set forth in the Definitive Agreement to which such terms and conditions relate and not the confidentiality restrictions set forth in this Paragraph 5.

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Any breach of this provision is acknowledged and agreed by the Parties to be a material breach of this Agreement and will be subject to a claim for damages by the other Parties.

6.           No Waiver.          The failure of any Party at any time to enforce any provisions of this Agreement will in no way constitute or be construed as a waiver of such provision or of any other provision hereof, nor in any way affect the validity of, or the right thereafter to enforce, each and every provision of this Agreement.

7.           Further Assurances.          Each Party will, upon the request of any other Party, from time to time after the Execution Date, execute and deliver to the requesting Party all such further documents and instruments and take such actions as may be reasonably necessary or appropriate to consummate the transactions contemplated herein.

8.           Non-Economic Conditions; Termination.          The Parties to the Gas Gathering Agreement and MHP Operating and Maintenance Agreement hereby acknowledge and agree that, effective as of 11:59 p.m. (Central Standard Time) on December 31, 2013, the terms and conditions of Section 8 of the 2011 Omnibus Agreement shall apply to the Gas Gathering Agreement, MHP Operating and Maintenance Agreement, and each of the Parties thereto, and such terms and conditions shall remain in full force and effect with respect thereto.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties, intending to be legally bound hereby, have caused this Agreement to be executed as of the date set forth in the preamble above.

Magnum Hunter Resources Corporation	Magnum Hunter Production, Inc.
/s/ Gary C. Evans	/s/ Gary C. Evans

By: Gary C. Evans	By: Gary C. Evans

Title: Chairman and Chief Executive Officer	Title: Chief Executive Officer

Eureka Hunter Pipeline, LLC	Seminole Energy Services, L.L.C.
/s/ Gary C. Evans	/s/ Alex Goldberg

By: Gary C. Evans	By: Alex Goldberg

Title: Chief Executive Officer and President	Title: EVP and General Counsel

Seminole Gas Company, L.L.C.	Seminole Murphy Liquids Terminal, L.L.C., by Seminole Energy Services, L.L.C., its Operations Manager
/s/ Alex Goldberg	/s/ Alex Goldberg

By: Alex Goldberg	By: Alex Goldberg

Title: EVP and General Counsel	Title: EVP and General Counsel

NGAS Gathering II, LLC	NGAS Gathering, LLC
/s/ Alex Goldberg	/s/ Alex Goldberg

By: Alex Goldberg	By: Alex Goldberg

Title: EVP and General Counsel	Title: EVP and General Counsel

Signature Page to Omnibus Settlement Agreement and Release